Exhibit 12.1
Exhibit 12.1 — Statement Regarding Computation of Ratios -
Fixed Charge Coverage Ratio

			49
	Year	April 3,	Days				Six Months
	Ended	2004 to	Ended				Ended
	April 2,	Feb 11,	April	March	March	March	October 3,
	2004	2005	1, 2005	31, 2006	30, 2007	28, 2008	2008

Earnings before fixed charge addition	$51,284	$94,689	$(862)	$45,012	$56,291	$74,100	$58,390
Add:

Fixed charges	6,529	3,757	8,637	74,744	78,661	73,656	41,489
Amortization of capitalized interest	—	—	—	—	—		—
Less:

Capitalized interest	—	—	—	—	—	—	—

Earnings as adjusted	$57,813	$98,446	$7,775	$119,756	$134,952	$147,756	$99,879

Fixed charges:
Portion of rents representative of interest factor	6,529	3,757	583	18,058	16,765	18,282	7,926
Interest on indebtedness	—	—	8,054	56,686	61,896	55,374	33,563

Fixed charges	6,529	3,757	8,637	74,744	78,661	73,656	41,489

Equity security unit distributions	—	—	—	—	—		—

Combined fixed charges and Income from continuing operations	$57,813	$98,446	$7,775	$119,756	$134,952	$147,756	$99,879

Ratio of earnings to combined fixed charges and preferred stock dividends	8.9	26.2	0.9	1.6	1.7	2.0	2.4